UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 12, 2007

Plexus Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	000-14824	39-1344447
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin		54957-0156
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	920-722-3451

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 12, 2007, Plexus Corp. (the "Company") entered into an amended and restated revolving credit facility (the "Amended Credit Facility") with a group of banks, with Bank of Montreal acting as administrative agent, which allows the Company to borrow up to $200 million. One hundred million dollars of this amount currently is available; the Amended Credit Facility may be increased by an additional $100 million if the Company has not previously terminated all or any portion of the Amended Credit Facility, the administrative agent consents to the increase, and no event of default exists under the credit agreement. The Amended Credit Facility expires on January 12, 2012. Borrowings under the Amended Credit Facility may be either through revolving or swing loans or letter of credit obligations. As of the date hereof, we had no borrowings outstanding.

The Amended Credit Facility is unsecured. It contains certain financial covenants, which include a minimum interest coverage ratio and a minimum net worth, all as defined in the agreement. Interest on borrowings varies depending upon the Company’s then-current total leverage ratio; as of January 12, 2007, the Company could elect to pay interest at a defined base rate or the LIBOR rate plus 1.0%. Rates would increase upon negative changes in specified Company financial metrics. The Company is also required to pay an annual commitment fee on the unused credit commitment based on its leverage ratio; the current fee is .25%. Unless and until the accordion feature is exercised, this fee applies only to the initial $100 million of availability.

The Amended Credit Facility amends and restates the Company's secured revolving credit facility with a group of banks led by Harris Bank that allowed the Company to borrow up to $150 million. This credit facility was set to expire on October 31, 2007. Before amendment, the credit facility was secured by substantially all of the Company’s domestic working capital assets and a pledge of a majority of the stock of the Company’s foreign subsidiaries. It also contained certain financial covenants, which include certain minimum adjusted EBITDA amounts, maximum outstanding borrowings (not to exceed 2.5 times the adjusted EBITDA for the trailing four quarters) and a minimum tangible net worth, all as defined in the amended agreement. Interest on borrowings varied depending upon the Company’s then-current total leverage ratio and begins at the prime rate or LIBOR plus 1.5 percent. The Company was also required to pay an annual commitment fee of 0.5 percent of the unused credit commitment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Amended and Restated Credit Agreement dated as of January 12, 2007 among Plexus Corp., the Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, and Bank of Montreal, as Administrative Agent. [To be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended December 30, 2006]

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plexus Corp.

January 12, 2007	By:	Angelo M. Ninivaggi

Name: Angelo M. Ninivaggi
Title: Vice President, General Counsel and Secretary